                                                                     Exhibit 2.2

                                                                           ATLAS
                                                                  EXECUTION COPY
                                                                            CORP







                           STOCK PURCHASE AGREEMENT

                                BY AND BETWEEN

                               ATLAS CORPORATION

                                      AND

                          ARIMETCO INTERNATIONAL INC.




                          DATED AS OF OCTOBER 7, 1996

                                 TABLE OF CONTENTS
                                 -----------------


ARTICLE I    Purchase and Sale of Shares.............................  2
     Section 1.1  Purchase and Sale..................................  2
     Section 1.2  Purchase Consideration.............................  2
     Section 1.3  Other Deliveries...................................  3

ARTICLE II   Representations and Warranties of Seller................  5
     Section 2.1  Authorization; Binding Obligation..................  5
     Section 2.2  Ownership of the Arisur Shares.....................  5
     Section 2.3  Ownership of the Minera Andacaba Shares............  6
     Section 2.4  Consents and Approvals; No Violations..............  7
     Section 2.5  Arisur and Minera Andacaba Organization............  8
     Section 2.6  Financial Information..............................  8
     Section 2.7  Absence of Undisclosed Liabilities.................  9
     Section 2.8  Absence of Adverse Changes.........................  9
     Section 2.9  Taxes.............................................. 10
     Section 2.10 Title to Properties................................ 10
     Section 2.11 Personal and Real Properties....................... 11
     Section 2.12 Environmental Matters.............................. 12
     Section 2.13 Notes, Accounts Receivable......................... 12
     Section 2.14 Contracts, Etc..................................... 13
     Section 2.15 Employees and Organizational Chart................. 13
     Section 2.16 Litigation......................................... 14
     Section 2.17 Business Permits................................... 14
     Section 2.18 Insurance.......................................... 15
     Section 2.20 Bank Accounts; Powers of Attorney.................. 15
     Section 2.21 Minute Books, etc.................................. 16
     Section 2.22 Disclosure......................................... 16
     Section 2.23 Brokers............................................ 16

ARTICLE III  Representations and Warranties of Buyer................. 17
     Section 3.1  Authorization; Binding Obligation.................. 17
     Section 3.2  No Conflicts....................................... 18
     Section 3.3  Investment; Experience............................. 18
     Section 3.4  Brokers............................................ 18

ARTICLE IV        Covenants.......................................... 19
     Section 4.1  Covenant Not to Compete............................ 19
     Section 4.2  Transfer Taxes..................................... 19
     Section 4.3  Best Efforts....................................... 19
     Section 4.4  Further Assurances................................. 20


ARTICLE V  Indemnification and Related Matters...................... 21
     Section 5.1  Indemnification by Seller......................... 21
     Section 5.2  Indemnification by Buyer.......................... 21
     Section 5.3  Procedure......................................... 21
     Section 5.4  Related Matters................................... 23

ARTICLE VI        Miscellaneous..................................... 24
     Section 6.1  Headings.......................................... 24
     Section 6.2  Amendment......................................... 24
     Section 6.3  Notices........................................... 24
     Section 6.4  Successors........................................ 25
     Section 6.5  Entire Agreement.................................. 26
     Section 6.6  Severability...................................... 26
     Section 6.7  Third Parties..................................... 26
     Section 6.8  Counterparts...................................... 26
     Section 6.9  Governing Law..................................... 26

SCHEDULES

Schedule 2.7      Disclosed Liabilities
Schedule 2.8      Certain Adverse Changes
Schedule 2.9      Taxes
Schedule 2.10     Title to Properties
Schedule 2.11(i)  Personal Properties
Schedule 2.11(ii) Real Properties
Schedule 2.14     Contracts, Etc.
Schedule 2.15     Employees and Organizational Chart
Schedule 2.17     Business Permits
Schedule 2.18     Insurance
Schedule 2.20     Bank Accounts; Powers of Attorney
Schedule 4.1      Permitted Competition


EXHIBITS

Exhibit A         Note
Exhibit B         Report of Verna & Associates

                           STOCK PURCHASE AGREEMENT
                           ------------------------


          This STOCK PURCHASE AGREEMENT ("Agreement") is made as of the seventh day of October, 1996, by and between Atlas Corporation, a Delaware corporation ("Buyer") and Arimetco International Inc., Canadian corporation ("Seller").

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, Seller is the record and beneficial owner of 500 ordinary shares, nominal value US$1.00 per share of Arisur, Inc. a Cayman Islands company ("Arisur"), constituting fifty percent (50%) of the issued and outstanding shares of Arisur (the "Arisur Shares"); and

          WHEREAS, Seller is also the record and beneficial owner of 88 ordinary shares, nominal value 1 Boliviano per share, of Compania Minera Andacaba S.A., a Bolivian corporation ("Minera Andacaba"), constituting one percent (1%) of the issued and outstanding shares of Minera Andacaba (the "Minera Andacaba Shares"); and

          WHEREAS, pursuant to an agreement of even date herewith, Buyer is purchasing all of the issued and outstanding shares of Suramco Metals, Inc., a Nevada corporation ("Suramco"), which is the record and beneficial owner of the remaining fifty percent (50%) of the issued and outstanding shares of Arisur; and

          WHEREAS, Arisur and Suramco, respectively, are the record and beneficial owners of 4,488 and 4,224 ordinary shares, nominal value 1 Boliviano per share, of Minera Andacaba, constituting, respectively, fifty-one percent (51%) and forty-eight percent (48%) of the issued and outstanding shares of Minera Andacaba; and

          WHEREAS, pursuant to this Agreement, Seller desires to sell and transfer the Arisur Shares and the Minera Andacaba Shares to Buyer and Buyer desires to purchase and acquire the Arisur Shares and the Minera Andacaba Shares from Seller, all upon the terms hereinafter set forth.

          NOW, THEREFORE, it is agreed as follows:



                                   ARTICLE I

                          Purchase and Sale of Shares
                          ---------------------------

          Section 1.1 Purchase and Sale. On the terms set forth herein, Buyer hereby purchases from Seller, and Seller hereby sells, transfers and delivers to Buyer, all right, title and interest in, free of all Liens (as hereinafter defined), (i) the Arisur Shares (which are hereby deemed released from the pledge dated August 1, 1996 in favor of Buyer) and (ii) the Minera Andacaba Shares, for the purchase consideration set forth in Section 1.2 hereof.

          Section 1.2 Purchase Consideration. The purchase consideration (the "Purchase Consideration") for the Arisur Shares and the Minera Andacaba Shares shall consist of the sum of the following:

          (a) Buyer hereby confirms receipt of all accrued and unpaid interest due and payable under that certain Loan Agreement, dated as of August 1, 1996, by and between Buyer and Seller, and hereby releases and discharges Seller from its obligation to repay Buyer the aggregate principal amount of US$1,800,000 under such Loan

          Agreement, and further releases all security and guaranties supporting such principal amount;

     (b) Buyer has hereby paid to Seller US$300,000, receipt of which by Seller is hereby acknowledged; and

     (c) On October 31, 1996, (i) Seller shall cancel and return to Buyer the note referred to in Section 1.3(f) below and (ii) Buyer shall pay to Seller the US$900,000 principal amount of such note in immediately available funds by wire transfer to a bank account specified by Seller.

     Section 1.3 Other Deliveries. Simultaneously with the transfer of the Arisur Shares and the Minera Andacaba Shares, the parties acknowledge that the following actions have been taken:

     (a) Resignations. All members of the Board of Directors of Arisur and all officers of Arisur have delivered their resignations dated the date hereof;

     (b) Board Resolutions. Seller has delivered to Buyer a certificate of the Secretary of Seller certifying the resolutions of the Board of Directors of Seller approving the execution and performance of this Agreement and the transactions contemplated hereby;

     (c) Good Standing. Seller has delivered to Buyer a certificate of good standing (or, in the case of Minera Andacaba, a copy of its certificate of incorporation and by-laws, together with all amendments thereto, registered with the appropriate Registry of Commerce) in respect of Arisur, including a copy of its articles of incorporation certified by a notary public in the Cayman Islands as being a true and correct copy thereof;

     (d) Title and Geological Data. Seller has delivered, or caused to be delivered, to Buyer copies of all title, geological, geochemical, geophysical and engineering data in the possession of Seller, Arisur or Minera Andacaba or under their control, in respect of all properties owned, controlled or evaluated by Arisur (including any branch thereof) and Minera Andacaba;

     (e) Share Certificates and Stock Transfers. Seller has delivered to Buyer the certificates representing the Arisur Shares and the Minera Andacaba Shares, in each case together with stock transfers duly and validly endorsed for transfer on behalf of Seller; and

     (f) Note. Buyer has delivered to Seller a note, in the form annexed as Exhibit A hereto, representing the obligation of Buyer to pay on October 31, 1996 Seller (without interest thereon other than in the case of default, in which case the rate shall be the rate stipulated for defaults under that certain Loan Agreement, dated as of August 1, 1996, by and between Buyer and Seller), the amount referred to in
          Section 1.2(c) above.

                                  ARTICLE II

                   Representations and Warranties of Seller
                   ----------------------------------------

     Seller represents and warrants to Buyer as follows (all representations and warranties with respect to Arisur being deemed to apply with equal force to each branch of Arisur established in Bolivia or elsewhere):

     Section 2.1 Authorization; Binding Obligation. Seller is a company duly organized, validly existing and in good standing under the laws of Canada; it has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its businesses as presently (or as contemplated to be) conducted; it has the requisite power and authority to execute, deliver and perform this Agreement and any agreements contemplated herein to which it is or will be party and to consummate the transactions contemplated hereby and thereby; all action on its part necessary to approve or to authorize the execution, delivery and performance of this Agreement and any such documents to which it is party and the consummation of the transactions contemplated hereby and thereby has been duly taken; and this Agreement is the valid and binding obligation of, enforceable in accordance with its terms against, it, except as enforcement thereof may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws or general equitable principles.

     Section 2.2 Ownership of the Arisur Shares. The Arisur Shares constitute fifty percent (50%) the issued and outstanding share capital of Arisur; Seller is the sole record and beneficial owner of the Arisur Shares, free and clear of all liens, mortgages, charges, security interests, defects in title, adverse claims, encumbrances, conflicting claims to ownership, any options, rights of first refusal or similar rights, or any restrictions or limitations on, or conflicting claims with respect to, the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (collectively, "Liens"); as a result of the transfer of the Arisur Shares pursuant to this Agreement, Buyer has acquired good and marketable title to the Arisur Shares free and clear of all Liens; other than this Agreement, there are no agreements arrangements or understandings relating to issuance, ownership, transfer or other rights with respect to the Arisur Shares; the Arisur Shares are duly and validly issued and outstanding, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of stockholders; and there is no option, warrant, subscription, or other agreement to issue any security or other instrument convertible into or exchangeable for, or any other right, commitment, understanding or arrangement calling for the issuance of any additional shares of capital stock by Arisur. Arisur does not own any shares or other equity in any other corporation or entity other than Minera Andacaba.

     Section 2.3 Ownership of the Minera Andacaba Shares. The Minera Andacaba Shares constitute one percent (1%) the issued and outstanding share capital of Minera Andacaba; Seller is the sole record and beneficial owner of the Minera Andacaba Shares, free and clear of all Liens; as a result of the transfer of the Minera Andacaba Shares pursuant to this Agreement, Buyer has acquired good and marketable title to the Minera Andacaba Shares free and clear of all Liens; other than this Agreement, there are no agreements arrangements or understandings relating to issuance, ownership, transfer or other rights with respect to the Minera Andacaba Shares; the Minera Andacaba Shares are duly and validly issued and outstanding, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of stockholders; and there is no option, warrant, subscription, or other agreement to issue, or any security or other instrument convertible into or exchangeable for, or any other right, commitment, understanding or arrangement calling for the issuance of, any additional shares of capital stock by Minera Andacaba. Minera Andacaba does not own any shares or other equity in any other corporation or entity.

     Section 2.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement and any agreement contemplated herein and the consummation of the transactions contemplated hereby and thereby will not: violate or conflict with any provision of the respective certificates of incorporation, by-laws or other constitutional documents of Seller, Arisur or Minera Andacaba; breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which Seller, Arisur or Minera Andacaba is a party, or by which Seller, Arisur or Minera Andacaba or any of their respective properties or assets may be bound, or result in the creation of any Lien or other right of any third party of any kind whatsoever upon such properties or assets pursuant to the terms of any such instrument or obligation; violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument applicable to Seller, Arisur or Minera Andacaba or by which their respective properties or assets may be bound or require, on the part of said entities, any filing with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory agency other than such as has been obtained.

     Section 2.5 Arisur and Minera Andacaba Organization. Arisur and Minera Andacaba are companies duly organized, validly existing and in good standing under the laws of the Cayman Islands and Bolivia, respectively, have all requisite power and authority to own, lease and operate the properties currently (or contemplated to be) owned, leased or operated by Arisur and Minera Andacaba (as the case may be) and to conduct their respective businesses as presently (or contemplated to be) conducted.

     Section 2.6 Financial Information. Seller has delivered to Buyer on or prior to the date of this Agreement (i) the audited consolidated balance sheets of each of Arisur and Minera Andacaba as at September 30, 1995, 1994 and 1993 and their respective audited statements of income and cash flow for the fiscal years then ended, including the notes thereto (collectively, the "Financial Statements"), in each case accompanied by the qualified report of Verna & Associates in the form attached as Exhibit B hereto, and (ii) the unaudited balance sheets of Arisur and Minera Andacaba as at June 30, 1996 and the related unaudited statements of operations for the nine months then ended (the "Interim Financial Statements"). The Financial Statements and the Interim Financial Statements (x) have been prepared from the books and records of Arisur and Minera Andacaba, (y) have been prepared in accordance with generally accepted accounting principles consistently applied during such periods and (z) present fairly the respective financial conditions, results of operations and cash flows of Arisur and Minera Andacaba as at the dates, and for the periods, stated therein, subject, in the case of the Interim Financial Statements, to normal and customary year-end adjustments.

     Section 2.7 Absence of Undisclosed Liabilities. Neither Arisur nor Minera Andacaba has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, except (i) as set forth in Schedule 2.7 and as set forth or reserved against in the Interim Financial Statements, (ii) liabilities or obligations incurred since June 30, 1996 in the ordinary course of business and consistent with past practice and which individually and in the aggregate are not material to Arisur or Minera Andacaba.

     Section 2.8 Absence of Adverse Changes. Since September 30, 1995, Arisur and Minera Andacaba have carried on their respective businesses in the ordinary course and consistent with past practice. Except as set forth in Schedule 2.8 hereto, since September 30, 1995 there has not been: (i) any material adverse change in the respective conditions (financial or otherwise), assets, liabilities, operations, businesses or prospects of Arisur or Minera Andacaba;
(ii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the respective assets or operations of Arisur or Minera Andacaba; (iii) any sale, transfer, lease or other disposition of any of the respective material properties or assets of Arisur or Minera Andacaba, other than sales from inventory in the ordinary course of business; (iv) any increase in the compensation payable or to become payable by Arisur or Minera Andacaba to any of their respective officers, or any increase in such compensation payable or to become payable to employees or agents, or any bonus payment or arrangement made to, or to be made to or with, any thereof; (v) any labor trouble or any event or condition of any character materially and adversely affecting the operations, prospects or businesses of Arisur or Minera Andacaba; (vi) any discharge or satisfaction of any Lien, or payment of any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Interim Financial Statements; (vii) any Lien imposed on any of the respective properties or assets, tangible or intangible, of Arisur or Minera Andacaba; or (viii) paid or declared any dividend or distribution in respect of shares of the respective capital stocks of Arisur and Minera Andacaba or any repurchase or agreement to repurchase any such shares.

     Section 2.9 Taxes. Except as set forth in Schedule 2.9 hereto, Arisur and Minera Andacaba have duly filed all tax returns required to be filed and have paid in full all taxes, interest, penalties, assessments and deficiencies due or claimed to be due from all taxing authorities having jurisdiction over Arisur and Minera Andacaba (including taxes on properties, income, franchises, licenses, sales, payrolls and social security). The provisions for income and other taxes payable reflected in the respective consolidated balance sheets of Arisur and Minera Andacaba as of the respective Financial Statements and in the Interim Financial Statements make adequate provision for all accrued and unpaid taxes of Arisur and Minera Andacaba as at said dates, whether or not disputed, and Arisur and Minera Andacaba have made adequate provision for such taxes on their respective books and records. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the respective properties of Arisur or Minera Andacaba, no tax claims asserted, no basis for any such claim and no agreements with or received from any governmental or regulatory agency pertaining to the tax treatment of Arisur or Minera Andacaba or any of their interests in any of their respective properties.

     Section 2.10 Title to Properties. All of the property and assets of every kind and description which are reflected on the consolidated balance sheets of Arisur and Minera Andacaba as at June 30, 1996 (other than inventory transferred by Arisur or Minera Andacaba in the ordinary course of business), is either (i) owned absolutely by Arisur or Minera Andacaba, as the case may be, free and clear of Liens, except as set forth in Schedule 2.10 hereto, or (ii) leased or otherwise used or exploited under concessions or similar rights by Arisur or Minera Andacaba, pursuant to leases, concessions or similar rights listed in Schedule 2.10 hereto. All leases, concessions or rights set forth in Schedule 2.10 are valid, binding and in full force and effect. Neither Arisur or Minera Andacaba nor, to the best knowledge of Seller, any other party thereto, is in default thereunder, and no event has occurred which, with notice and/or lapse of time, would constitute a default by Arisur or Minera Andacaba, or to the best knowledge of Seller, any other party thereto. Arisur and Minera Andacaba have all easements and rights, including easements for power lines, water lines, roadways and other access, necessary to conduct their respective businesses as currently conducted.

     Section 2.11 Personal and Real Properties. (i) Schedule 2.11(i) hereto correctly sets forth an accurate list of all tangible personal property which was owned of record or beneficially by Arisur and Minera Andacaba as at September 30, 1996, together with any material changes since such date, including, without limitation, all vehicles (motor or other) and all machinery and equipment; all such vehicles, machinery and equipment and other personal property are in good operating condition and repair, reasonable wear and tear excepted, and, to the best of Seller's knowledge after reasonable inquiry, the operation thereof conforms with all applicable regulations and other laws. All such personal property is owned by Arisur or Minera Andacaba, as the case may be, free and clear of any Lien, except as set forth in Schedule 2.11(i) hereto.

     (ii) Schedule 2.11(ii) hereto correctly sets forth an accurate list and summary description of all real property which was owned of record or beneficially by Arisur and Minera

Andacaba as of the date hereof; all installations, sites and places of business located thereon are, in all material respects, in good operating condition and repair, reasonable wear and tear excepted, and, to the knowledge of Seller after reasonable inquiry, conform with all applicable ordinances and existing and proposed regulations and building, zoning and other laws.

     Section 2.12 Environmental Matters: There are no conditions, occurrences or activities at or on any of the properties described in Schedule 2.11(ii) hereto, or any other real property in which either Arisur or Minera Andacaba holds any interest, which constitute a violation of, or give rise to liability under, any applicable laws, regulations, ordinances or orders providing for health and safety or protection of the environment, or that may give rise to an obligation to contribute to the remediation of any contamination of air, water or land (collectively, "Environmental Laws"). Such properties have not in the past, and to the knowledge of Seller after due inquiry as of the date hereof, are not now subject to any investigation, assessment, or study by any person or governmental or regulatory agency related to potential or actual violation or enforcement of any Environmental Law. Arisur and Minera Andacaba are in compliance with all notification and reporting requirements of any Environmental Laws applicable to their respective operations and properties.

     Section 2.13 Notes, Accounts Receivable. All receivables of Arisur and Minera Andacaba (including accounts receivable, loans receivable, notes and advances) have arisen from bona fide transactions in the ordinary course of business and consistent with past practice; are owned by Arisur and Minera Andacaba free and clear of any Liens and are accurately reflected on the Interim Financial Statements or with respect to receivables created after June 30, 1996, are accurately and fairly reflected in the books and records of Arisur and Minera Andacaba and, except for any reserve set forth in the Interim Financial Statements (or with respect to receivables created after June 30, 1996 in the books and records of Arisur and Minera Andacaba), are fully collectible.

     Section 2.14 Contracts, Etc. Schedule 2.14 hereto correctly sets forth all agreements, arrangements or understandings, whether written or oral, in respect of any indebtedness between Arisur or Minera Andacaba and any of their respective Affiliates (as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act")) and all such indebtedness has been paid in full or otherwise cancelled and all such arrangements, understandings or agreements have been terminated as of the date hereof. All material contracts and commitments of Arisur and Minera Andacaba, as of the date hereof, are valid and in full force and effect. Neither Arisur nor Minera Andacaba nor, to the best knowledge of Seller, any other party thereto, is in default thereunder, and no event has occurred which, with notice and/or lapse of time, would constitute a default by Arisur or Minera Andacaba, or to the best knowledge of Seller, any other party thereto. Schedule 2.14 hereto lists (except to the extent listed in other schedules to this Agreement) all such contracts and commitments as of June 30, 1996, and there have been no material changes thereto since such date.

     Section 2.15 Employees and Organizational Chart. Schedule 2.15 hereto contains a true and complete list as of June 30, 1996 of (i) all of the employees of Arisur and Minera Andacaba, whether full-time or part-time and consultants engaged by such entities and the compensation or other benefits payable to each, together with an organizational chart, as of such date, indicating names, titles and responsibilities of their respective management and supervisory personnel, and (ii) all employment or collective bargaining or consulting agreements in respect of employees of Arisur and Minera Andacaba, and there has been no material change in the information set forth in such Schedule through the date of this Agreement. There are no disputes currently subject to any grievance procedure, arbitration or litigation, and neither Arisur or Minera Andacaba, nor, to the best knowledge of Seller, any other party thereto, is in default thereunder, and no event has occurred which with notice and/or lapse of time, would constitute a default by Seller, or, to the best knowledge of Seller, any other party thereto. There are no strikes, lockouts, work stoppages, slowdowns, jurisdictional disputes occurring or, to Seller's knowledge after due inquiry, threatened in connection with the properties or operations of Arisur or Minera Andacaba.

     Section 2.16 Litigation. There is no Litigation (as hereinafter defined)
(i) by or before any court, governmental body or other regulatory or administrative agency or commission, domestic or foreign, or any arbitration pending, or, to the knowledge of Seller after due inquiry, threatened, to which Seller, Arisur or Minera Andacaba is a party or by which any of their respective assets or properties may be bound or affected, which, if adversely decided would have a material adverse effect on Arisur or Minera Andacaba; and (ii) by or before any court, governmental agency, or arbitrator, in each case pending or, to the knowledge of Seller after due inquiry, threatened, which seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge this Agreement or any of the transactions contemplated hereby. For purposes of this Agreement, "Litigation" shall mean any action, suit, claim, proceeding, investigation or written governmental inquiry.

     Section 2.17 Business Permits. Arisur and Minera Andacaba have, to the best of Seller's knowledge after due inquiry, secured all permits, licenses or other authorizations necessary from all relevant governmental or regulatory agencies to operate their respective businesses as presently conducted or as presently proposed to be conducted. All such permits, licenses or other authorizations are listed in Schedule 2.17 hereto. Seller shall cooperate with Buyer (at no cost to Buyer) to obtain any additional, or to modify any existing, permits or authorizations necessary in connection with the transactions contemplated hereby.

     Section 2.18 Insurance. Arisur and Minera Andacaba are adequately insured with reputable insurers in respect of their respective businesses, operations and the properties and assets related thereto, against risk normally insured against by companies in similar lines of business. Schedule 2.18 hereto lists all fire, theft, casualty, liability, business disruption, products liability and other insurance policies insuring such businesses, operations, properties and assets, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

     Section 2.19 Compliance with Applicable Law. Arisur and Minera Andacaba have, to the knowledge of Seller after due inquiry, complied with all applicable laws and regulations of domestic and foreign governments and all agencies thereof which affect the respective businesses of Arisur and Minera Andacaba or any owned, used or leased properties employed in such businesses and to which said entities may be subject, including, without limitation, safety, health and environmental laws and regulations, and no claims have been filed against Arisur or Minera Andacaba alleging a violation of any such laws or regulations.

     Section 2.20 Bank Accounts; Powers of Attorney. Schedule 2.20 hereto sets forth a complete and correct list of showing (i) all bank accounts of Arisur and Minera Andacaba, together with, in respect of each such account, the account number, the names of all signatories thereof and the authorized powers of each such signatory; and
(ii) the names of all persons holding powers of attorney from Arisur and Minera Andacaba and a summary statement of the terms thereof.

     Section 2.21 Minute Books, etc. The respective minute books, stock certificates and stock ledgers of Arisur and Minera Andacaba have been delivered to Buyer and are complete and correct in all material respects and fairly reflect the conduct of the respective businesses of Arisur and Minera Andacaba. The minute books of Arisur and Minera Andacaba contain accurate and complete records of all meetings or written consents to action of their respective Boards of Directors and stockholders and accurately reflect all corporate actions of Arisur and Minera Andacaba which are required by law to be passed upon by such Boards of Directors or stockholders.

     Section 2.22 Disclosure. No representation or warranty by Seller contained in this Agreement and no statement contained in any Schedule, certificate or other document or instrument delivered or to be delivered by Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading. For the avoidance of confusion, it is hereby stipulated that with respect to any oral agreement or commitment disclosed in any Schedule, only those terms of such oral agreement expressly set forth in such Schedule shall be deemed to have been disclosed.

     Section 2.23 Brokers. No broker or finder has acted on behalf of Seller in connection with this Agreement or any transactions provided for hereby and Seller agrees to indemnify

Buyer for any broker's or finder's fees that may be payable in connection with any action taken by Seller.

                                  ARTICLE III

                    Representations and Warranties of Buyer
                    ---------------------------------------

          Buyer represents and warrants to Seller as follows:

     Section 3.1 Authorization; Binding Obligation. Buyer is a company duly organized, validly existing and in good standing under the laws of the State of Delaware; it has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently (or as contemplated to be) conducted; it has the requisite power to execute, deliver and perform this Agreement and any documents contemplated herein to which it is or will be a party and to consummate the transactions contemplated hereby and thereby; all action on its part necessary to approve or to authorize the execution, delivery and performance of this Agreement and any such documents to which it is party and the consummation of the transactions contemplated hereby and thereby has been duly taken; this Agreement is the valid and binding obligation of, enforceable in accordance with its terms against, Buyer, except as enforcement thereof may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws or general equitable principles; and any related document thereto is, or upon execution and delivery thereof will be, a valid and binding obligation of, enforceable in accordance with its terms against, it, except as enforcement thereof may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws or general equitable principles.

     Section 3.2 No Conflicts. Neither the execution, delivery or performance by Buyer of this Agreement and any agreement contemplated herein, nor the consummation by it of the transactions contemplated hereby or thereby, will: (a) constitute an event of default under, permit the termination of, give rise to a right to accelerate any indebtedness under any contract, lease, or governmental permit to which Buyer is a party, is maker or guarantor, or by which it is bound; (b) violate any order, writ, injunction, decree, judgment, ruling or law applicable to Buyer or by which Buyer or any of its properties is bound; or (c) require any consent, approval or authorization of any governmental or regulatory agency; other than for such of the foregoing matters which, or the absence of which, would not, individually or when taken together with all other such related matters, have a material adverse effect on Buyer.

     Section 3.2 Investment; Experience. Buyer is purchasing the Arisur Shares and the Minera Andacaba Shares for investment only and not with a view to resale or distribution thereof. Buyer is experienced in the acquisition and management of businesses similar to those of Arisur and Minera Andacaba.

     Section 3.3 Brokers. No broker or finder has been employed which is entitled to a fee by reason of the transactions contemplated hereby other than Endeavour Financial Inc., whose fees shall be borne in their entity by Buyer.

                                  ARTICLE IV

                                   Covenants
                                   ---------

     Section 4.1 Covenant Not to Compete. Except as specifically contemplated and referred to in Schedule 4.1 hereto or that certain consulting agreement of even date herewith between Buyer and Suramco Holdings, Inc., each of Seller and each affiliate of Seller (as such term is defined in Rule 405 of the Securities
Act) agrees that, for a period of three (3) years after the date of this Agreement, Seller and each such affiliate of Seller shall not, directly or indirectly, own (other than not more than 2% of the issued and outstanding capital stock of any company whose shares are traded on a national stock exchange or quoted on NASDAQ in the United States or which are traded on the facilities of a Designated Offshore Securities Market (as defined in Rule 902 under the Securities Act)), manage, operate, work for, consult with or otherwise provide services to, or otherwise be affiliated with, any corporation, person or entity engaged in the mining and/or milling or other processing of base or precious metals in Bolivia.

     Section 4.2 Transfer Taxes. Seller shall be responsible for, and agrees to pay promptly when and if due, all transfer, stamp, use or any other similar taxes payable in any jurisdiction in connection with or arising from the sale and transfer of the Arisur Shares and the Minera Andacaba Shares to Buyer hereunder.

     Section 4.3  Best Efforts.

     (a) Upon the terms hereof, each of the parties hereto agrees to take or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and any related documents thereto.

     (b) Except as otherwise expressly provided for in this Agreement, Buyer and Seller shall use their best efforts to obtain at the earliest practicable date all consents required for the consummation of the transactions contemplated by this Agreement and any related documents thereto, including without limitation, all consents, permissions and approvals required by the relevant authorities in the Cayman Islands and Bolivia.

     (c) Buyer and Seller shall provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations and waivers as may be required from any governmental or regulatory agency and others in connection with the transactions contemplated by this Agreement and any documents related thereto.

     (d) Except as otherwise expressly provided for in this Agreement, Buyer and Seller shall promptly take all actions necessary to make each filing, including without limitation, any supplemental filing, which either of them may be required to make with any governmental or regulatory agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any document related thereto.

     Section 4.4 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the date of this Agreement any further action is necessary or desirable to carry out the purposes hereof, the proper officers of Buyer, Seller, Arisur and Minera Andacaba shall take all such action.

                                   ARTICLE V
                      Indemnification and Related Matters
                      -----------------------------------

     Section 5.1 Indemnification by Seller. Seller agrees to indemnify and hold harmless Buyer and its directors, officers and employees against and in respect of any and all loss, liability, obligation, damage, deficiency or expense resulting from (a) any misrepresentation, breach of any warranty or non-fulfillment of any agreement of Seller under the terms of this Agreement or in any agreement or certification furnished pursuant hereto and (b) any actions, suits, proceedings, demands, judgments, costs and reasonable legal, investigatory and other expenses incident to any of the foregoing (regardless of whether, in the case of third party actions, suits or proceedings, Seller may have a meritorious defense).

     Section 5.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller and its directors, officers and employees against and in respect of any and all loss, liability, obligation, damage, deficiency or expense resulting from (a) any misrepresentation, breach of any warranty or non-fulfillment of any agreement of Buyer under the terms of this Agreement or in any statement or certification furnished pursuant hereto; and (b) any actions, suits, proceedings, demands, judgments, costs and reasonable legal, investigatory and other expenses incident to any of the foregoing (regardless of whether, in the case of third party actions, suits or proceedings, Buyer may have a meritorious defense).

     Section 5.3 Procedure. Promptly after receipt by any person that is entitled to indemnification under this Section 5 (the "Indemnified Party") of notice of the commencement of any action in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party shall notify the person obligated to provide such indemnification (the

"Indemnifying Party") thereof in writing, but any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 5, except to the extent that the Indemnifying Party is prejudiced by the failure to give such notice. The Indemnifying Party shall be entitled to participate in the defense of such action and to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

          (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

          (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party or the Indemnified Party would be adversely affected thereby;

          (c) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and

          (d) the Indemnifying Party shall not be entitled to control the defense of any claim unless within 15 days after receipt of such written notice from the Indemnified Party the Indemnifying Party confirms in writing its responsibility for such defense and reasonably demonstrates that it will be able to pay the full amount of the reasonably expected liability in connection with any such claim.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action in accordance with the foregoing, (i) the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, and (ii) as long as the Indemnifying Party is reasonably contesting such action in good faith, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying such action without the Indemnifying Party's prior written consent. If the Indemnifying Party elects to so participate in or assume the defense of any such action, the Indemnified Party shall cooperate with the Indemnifying Party in connection with the defense. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 5, the Indemnified Party shall have the right to defend and/or settle such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 5. The reimbursement of fees, costs and expenses required by this Section 5 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

     Section 5.4 Related Matters. (a) Without prejudice to any remedies available to it by law or otherwise, Buyer shall have the right to offset against any payments or other consideration payable by it to Seller after the date of this Agreement pursuant to the terms hereof any claims that Buyer may have against Seller for any breach of any representations, warranties or undertakings.

     (b) In the event that an Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 5, an Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates. In the event that an Indemnified Party becomes entitled to any indemnification from an Indemnifying Party, such indemnification shall be made in cash upon demand. Seller shall not be entitled to any contribution or reimbursement from Arisur or Minera Andacaba with respect to payments made by Seller under this Section 5.


                                  ARTICLE VI
                                 Miscellaneous
                                 -------------

     Section 6.1 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 6.2 Amendment. No modification or amendment of this Agreement shall be effective for any purpose unless in writing and signed by the parties hereto.

     Section 6.3 Notices. Any notices other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by facsimile, next day delivery service, personal delivery or certified or registered mail, postage prepaid, addressed as follows:

                          If to Buyer, to:

                                       Atlas Corporation
                                       370 17th Street
                                       Suite 3050
                                       Denver, Colorado 80202
                                       Attn:  President
                                       Fax: (303) 629-2445

                          Copy to:

                                          Coudert Brothers
                                          1114 Avenue of the Americas
                                          New York,  New York  10036
                                          Attn:  Jeffrey E. Cohen, Esq.
                                          Fax:  (212) 626-4120


                          If to Seller, to:

                                          Arimetco International, Inc.
                                          335 North Wilmot Road, Suite 410
                                          Tucson, AZ  85711
                                          Attn:  Roy Shipes
                                          Fax: (520) 748-2626

                          Copy to:
                                           Cassels Brock & Blackwell
                                           Scotia Plaza, Suite 2100
                                           40 King Street West
                                           Toronto, Canada  M5H 3C2
                                           Attn:  Lori A. McBurney, Esq.
                                           Fax:  (416) 360-8877


or to such other address or telefax number as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so dispatched, delivered or mailed; provided, that, any notice or communications changing any of the addresses set forth above shall be effective and deemed giving only upon its receipt.

     Section 6.4 Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

     Section 6.5 Entire Agreement. The Exhibits and Schedules referred to herein, whether or not attached hereto, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. This Agreement constitutes the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect thereto; and there are no express or implied restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein.

     Section 6.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 6.7 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give any entity, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     Section 6.8 Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     Section 6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereunder.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.


ARIMETCO INTERNATIONAL INC.


By: /s/ John A. McKinney
   ------------------------------------
   Name:  John A. McKinney
   Title: Senior Vice President


ATLAS CORPORATION


By: /s/ Gerald E. Davis
   ------------------------------------
   Name:  Gerald E. Davis
   Title: President